EXHIBIT (a)(1)(iii)

THE NASDAQ OMX GROUP, INC.

Offer to Purchase for Cash

Any and All of Its Outstanding

2.50% Convertible Senior Notes Due 2013

(CUSIP No. 631103AB4 and CUSIP No. 631103AA6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF OCTOBER 18, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION PLUS ACCRUED INTEREST. TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

September 20, 2011

To Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees that are Holders of 2.50% Convertible Senior Notes Due 2013 of The NASDAQ OMX Group, Inc.:

The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), is making an offer to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes Due 2013 (the “Convertible Notes”), on the terms and subject to the conditions set forth in its Offer to Purchase dated September 20, 2011 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”). The Company’s offer to purchase the Convertible Notes is referred to as the “Offer”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Consideration offered is cash in an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder in cash an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased (the “Consideration”) and all accrued and unpaid interest on such Convertible Notes from and including the last interest payment date of August 15, 2011 up to, but not including, the Payment Date (“Accrued Interest”). The “Payment Date” in respect of Convertible Notes that are validly tendered and accepted for purchase is expected to be October 19, 2011, promptly after the Expiration Time.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the

Offer” in the Offer to Purchase occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

Tendered Convertible Notes may be withdrawn by the Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Convertible Notes may not be withdrawn except in the limited circumstances described in the Offer to Purchase. In the event of a termination or withdrawal of the Offer, Convertible Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

We are asking you to contact your clients for whom you hold Convertible Notes. For your use and for forwarding to those clients, we are enclosing the copies of the following documents:

1. The Offer to Purchase.

2. The Letter of Transmittal to be used to tender Convertible Notes for purchase and to be sent to D. F. King & Co., Inc. (the “Depositary” for the Offer). Executed facsimile copies of the Letter of Transmittal may be used to tender Convertible Notes for purchase.

3. A printed form of letter which you may send to your clients, with a form provided for obtaining their instructions with regards to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. Please note that Holders who wish to be eligible to receive the Consideration must validly tender Convertible Notes prior to 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended or earlier terminated by the Company in its sole discretion. The Offer will expire at 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended or earlier terminated by the Company in its sole discretion.

In order to tender Convertible Notes by book-entry transfer to the Depositary’s account at The Depository Trust Company (“DTC”), Holders should execute their tenders through DTC’s Automated Tender Offer Program (“ATOP”) by transmitting their acceptances to DTC in accordance with DTC’s ATOP procedures. In order to tender Convertible Notes other than by book-entry transfer, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Convertible Notes and any other required documents to the Depositary at its address set forth on the back cover of the Offer to Purchase. A Holder tendering through ATOP does not need to complete the Letter of Transmittal.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of the Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth in the Offer to Purchase and in the Letter of Transmittal.

The Company will not pay any fees or commissions to any dealer, broker or any other person (other than fees to the Dealer Managers and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of the Convertible Notes pursuant to the Offer. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Managers for the Offer, at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers as set forth on the back cover of the enclosed Offer to Purchase.

Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information included or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

Very truly yours,

THE NASDAQ OMX GROUP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Offer is not being made to, and the tender of Convertible Notes will not be accepted from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

Enclosures

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